Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and Chief Executive Officer	Executive VP and Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Wednesday, June 10, 2009
SPARTECH ANNOUNCES SECOND QUARTER RESULTS

ST. LOUIS, June 10, 2009 — Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2009 second quarter.
Second Quarter 2009 Financial Highlights
♦	Net sales were $234.3 million, down 36% from the prior year second quarter, reflecting weak end-market demand. Sales volumes increased 6% in comparison to the first quarter of 2009 reflecting seasonality.

♦	Operating earnings excluding restructuring and exit costs increased to $15.3 million from $12.5 million in the second quarter of 2008. Gross margin per pound sold increased to 15.7 cents from 10.7 cents for the quarter primarily from the impact of our improvement initiatives. Both comparisons for the quarter reflect a $4.1 million one-time benefit related to a change in our vacation policy.

♦	Diluted earnings per share excluding restructuring and exit costs were $0.20 compared to $0.16 in the prior year second quarter.

♦	Cash flow from operations of $21.3 million more than doubled from the prior year second quarter, funding debt pay down of $17.9 million in the quarter. In the last four quarters, the Company has generated $85.7 million of free cash flow and paid down $76.9 million of debt.

♦	Spartech continues to execute on its company-wide improvement initiatives which represent more than $80 million of anticipated annual benefits directed at improving the current cost structure and profitability while also leveraging the Company’s cost footprint for future market recovery and growth.
   Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.
Consolidated Results
Net sales for the second quarter of 2009 were $234.3 million compared to $367.3 million in the second quarter of 2008 representing a decrease of 36%. This change was caused by a decline in underlying sales volume (33% decline), and a decrease from price/mix changes (3% decrease). The underlying volume decline related largely to lower demand across a broad group of end markets including automotive, recreation and leisure, and residential construction.
The reported operating earnings for the second quarter of 2009 were $11.6 million compared to $11.9 million in the prior year second quarter. Operating earnings excluding restructuring and exit costs were $15.3 million for the second quarter of 2009 compared to $12.5 million in the prior year second quarter, benefiting from our

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improvement initiatives which more than offset the decline in sales volume. Gross margin per pound sold was 15.7 cents in the second quarter of 2009 compared to 10.7 cents in the second quarter of 2008, reflecting the benefits from our cost reduction activities focused on building a low cost-to-serve model and other margin enhancement activities. Selling, general and administrative expenses were reduced to $19.0 million for the second quarter of 2009 from $22.4 million in the prior year quarter, benefiting from both structural cost reductions and short-term spending controls. Interest expense decreased to $4.2 million in our second quarter of 2009 compared to $5.1 million in 2008 due to lower average debt levels from the debt pay down in the last four quarters. Our effective tax rate of 49% for the quarter was impacted by operating losses from non-U.S. operations for which we have not recorded a tax benefit, resulting in a higher effective tax rate than the 36% reflected in the prior year second quarter.
Cash flow from operations in the second quarter of 2009 of $21.3 million more than doubled the prior year period allowing debt pay down of $17.9 million in the quarter and borrowing availability at the end of the second quarter of $52.2 million. Free cash flow totaled $19.1 million (cash flow from operations of $21.3 million less capital expenditures of $2.2 million) in the second quarter of 2009. We have generated $85.7 million of free cash flow (cash flow from operations of $99.2 million less capital expenditures of $13.5 million) in our last four quarters and paid down $76.9 million of debt resulting in total debt of $264.2 million at the end of the second quarter of 2009.
Strategic and Operational Overview
The Company continues to make substantive progress on its strategic plan that was developed early in 2008. This road map resulted in new business strategies, asset restructurings, organizational enhancements, business process reengineering, improvements in margin and mix, and a reduction in our cost footprint focused on facilitating a low cost-to-serve model. Our results in the second quarter of 2009 reflected cost reductions and other improvement initiatives which included $50 million of annualized benefits implemented in 2008 plus additional structural cost reduction and earnings improvement actions initiated in 2009.
In addition, we implemented several shorter term improvement initiatives in the second quarter, including: (i) temporary across-the-board salary reductions, (ii) suspension of our 401k match and deferred compensation contributions, (iii) modification of our vacation policy to eliminate the cash settlement of earned vacation, and (iv) cost containment initiatives to flex work schedules and reduce the number of days worked per week. The change in vacation policy resulted in $4.1 million of one-time earnings in the quarter. We expect that the benefit of our shorter term actions will be replaced with the full quarter impact of other initiatives that were implemented throughout the second quarter of 2009. We intend to maintain these shorter term actions until we make further progress on the additional structural cost reductions or the external environment improves.
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “We continue to execute our improvement plans and have now initiated more than $80 million in anticipated annualized structural cost reductions and other earnings improvement initiatives. As a result, we have substantially improved our operating profits and cash flow despite recession-level demand and made significant progress on leveraging our cost structure to support higher earnings potential when volumes increase. We will continue to take additional actions to further reduce our cost structure both in response to current market conditions, but also to capitalize on additional improvement opportunities existing at Spartech. We are very proud of our dedicated employees who have stayed focused on serving the needs of our customers and executing substantial cost reductions while we work through this challenging economic environment and better position Spartech for the future.”

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Segment Results
The results of our three segments are discussed below and presented in the table at the end of this release to reconcile to amounts excluding restructuring and exit costs to comparable GAAP measures.
Custom Sheet & Rollstock—Net sales of $106.4 million in the second quarter of 2009 reflected a decrease of 36%, a 29% decrease in volume and 7% decrease from price/mix changes compared to the prior year second quarter. The volume decline was primarily due to lower demand in the residential construction, automotive, and recreational vehicles sectors of our end markets. Operating earnings excluding restructuring and exit costs were $5.7 million in the second quarter of 2009 compared to $8.0 million in the prior year second quarter, reflecting the lower demand partially offset by benefits from our improvement initiatives.
Packaging Technologies—Net sales of $52.3 million in the second quarter of 2009 reflected a decrease of 25%, consisting of a 5% decrease in packaging-related volume, 13% decrease from non-packaging related volume (largely related to automotive customers served by the Packaging Technologies operations), and a 7% decrease from price/mix compared to the prior year second quarter. Operating earnings excluding restructuring and exit costs were $10.2 million in the second quarter of 2009 compared to $5.0 million in the prior year second quarter, primarily reflecting benefits of our improvement initiatives.
Color & Specialty Compounds— Net sales of $56.9 million in the second quarter of 2009 reflected a decrease of 47%, a 43% decrease in volume and 4% decrease from price/mix changes compared to the prior year second quarter. The volume decline was primarily due to lower demand in the automotive, construction, and film packaging end markets. Operating earnings excluding restructuring and exit costs were $3.5 million in the second quarter of 2009 compared to $5.0 million in the prior year second quarter, primarily reflecting the lower demand partially offset by benefits from our improvement initiatives.
Outlook
While end-market demand continues to be weak, volumes in many of the markets we serve started to stabilize during the second quarter, albeit at very low levels. We are encouraged by improved customer sentiment, but our operating plans assume the recessionary effects will continue through 2009 and that end-market demand will remain weak. Our operating plans also reflect specific actions we have taken to manage through the automotive crisis, related bankruptcies, and summer shutdowns which will result in particularly weak demand for this market, but the impact of these developments are uncertain.
We will continue to execute our improvement initiatives and focus on maximizing cash flows. These initiatives have included the implementation of many structural cost reductions as well as shorter term measures that have allowed us to continue to support appropriate investments in technology, resources focused on future growth, and other organizational improvements. We expect to emerge from this recessionary environment as a stronger company that is better able to leverage its cost structure and positioned to generate profitable growth and enhanced shareholder returns.
Restructuring and Exit Activities
Restructuring and exit costs totaled $3.7 million in the second quarter of 2009 and $0.6 million in the prior year second quarter. These costs (primarily comprised of employee severance and facility consolidation and shutdown costs) were related to the structural reductions in labor across the organization and the consolidation and shutdown of facilities. We have substantially completed the consolidations of our packaging facility in Mankato, Minnesota and compounding facility in St. Clair, Michigan into other existing facilities, and

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shutdown our underperforming sheet operation in Donchery, France. During our second quarter we initiated the consolidation of our sheet facility in Atlanta, Georgia and early in our third quarter we initiated the shutdown of our specialty compounding production facility in Arlington, Texas and a business which manufactured products for the marine industry in Rockledge, Florida. We expect these consolidations and shutdowns to be substantially complete by the end of 2009.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe.
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.
     Important factors which have impacted and could impact our operations and results include, but are not limited to:
(a)	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	adverse changes in the domestic automotive markets, including the bankruptcy filings by the automobile original equipment manufacturers which could have a cascading effect on our customers and adversely impact our business;

(e)	our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;

(f)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(g)	our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(h)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(i)	possible asset impairment charges;

(j)	our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;

(k)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(l)	our inability to develop and launch new products successfully;

(m)	possible weaknesses in internal controls; and

(n)	our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from our system.
We assume no responsibility to update our forward-looking statements except as required by law.

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SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	May 2,	May 3,	May 2,	May 3,
	2009	2008	2009	2008
Net sales	$234,334	$367,347	$483,484	$702,453

Costs and expenses:
Cost of sales	198,855	331,140	425,523	643,137
Selling, general and administrative expenses	19,036	22,371	42,125	45,510
Amortization of intangibles	1,161	1,308	2,329	2,641
Restructuring and exit costs	3,688	617	4,515	841

	222,740	355,436	474,492	692,129

Operating earnings	11,594	11,911	8,992	10,324

Interest, net of interest income of $0, $92, $22 and $213, respectively	4,180	5,078	8,892	10,224

Earnings before income taxes	7,414	6,833	100	100

Income tax expense (benefit)	3,650	2,468	1,428	(775)

Net earnings (loss)	$3,764	$4,365	$(1,328)	$875

Net earnings (loss) per common share:
Basic	$.12	$.14	$(.04)	$.03

Diluted	$.12	$.14	$(.04)	$.03

Dividends declared per common share	$.00	$.135	$.05	$.27

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SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except share data)

	May 2, 2009	November 1,
	(Unaudited)	2008
Assets
Current assets:
Cash and cash equivalents	$1,950	$2,118
Trade receivables, net of allowances of $4,882 and $4,550, respectively	122,422	176,108
Inventories	77,599	96,721
Prepaid expenses and other current assets	26,305	24,665

Total current assets	228,276	299,612

Property, plant and equipment, net of accumulated depreciation of $328,674 and $297,876, respectively	264,163	280,202
Goodwill	145,498	145,498
Other intangible assets, net of accumulated amortization of $15,490 and $13,148, respectively	30,343	32,722
Other long-term assets	3,845	4,385

Total assets	$672,125	$762,419

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$19,011	$20,428
Accounts payable	87,622	155,594
Accrued liabilities	31,419	42,676

Total current liabilities	138,052	218,698

Long-term debt, less current maturities	245,222	254,226
Other long-term liabilities:
Deferred taxes	57,154	56,516
Other long-term liabilities	6,232	6,189

Total liabilities	446,660	535,629

Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846; Outstanding: 30,715,982 and 30,563,605 shares, respectively	24,849	24,849
Contributed capital	203,931	202,656
Retained earnings	50,732	53,588
Treasury stock, at cost, 2,415,864 and 2,568,241 shares, respectively	(56,390)	(56,389)
Accumulated other comprehensive income	2,343	2,086

Total shareholders’ equity	225,465	226,790

Total liabilities and shareholders’ equity	$672,125	$762,419

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SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Six Months Ended
	May 2,	May 3,
	2009	2008
Cash flows from operating activities
Net earnings (loss)	$(1,328)	$875
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization expense	22,294	23,628
Provision for bad debt expense	3,595	1,818
Stock-based compensation expense	1,275	2,280
Other, net	1,769	(753)
Change in current assets and liabilities	(8,325)	(11,140)

Net cash provided by operating activities	19,280	16,708

Cash flows from investing activities
Capital expenditures	(5,096)	(8,916)
Business acquisitions	—	(774)
Proceeds from disposition of assets	61	—

Net cash used for investing activities	(5,035)	(9,690)

Cash flows from financing activities
Bank credit facility borrowings, net	8,105	8,249
Payments on notes and bank term loan	(18,912)	—
(Payments) / borrowings on bonds and leases, net	(528)	82
Cash dividends on common stock	(3,057)	(8,271)
Issuance of common stock	—	2,812
Stock options exercised	—	16
Treasury stock acquired	—	(9,667)

Net cash used for financing activities	(14,392)	(6,779)

Effect of exchange rate changes on cash and cash equivalents	(21)	223

(Decrease) / increase in cash and cash equivalents	(168)	462
Cash and cash equivalents at beginning of year	2,118	3,409

Cash and cash equivalents at end of period	$1,950	$3,871

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SPARTECH CORPORATION AND SUBSIDIARIES
(Unaudited and dollars in thousands, except share data)
Within this press release we have included operating earnings and net earnings (loss) per dilutive share excluding restructuring and exit costs and free cash flow, which are non-GAAP measurements. We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our planned operating results. We believe these measurements are useful to investors because they help them compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The free cash flow is reconciled within the narrative of the release. The following reconciles GAAP to non-GAAP measures:

	Three Months Ended		Six Months Ended
	May 2,	May 3,	May 2,	May 3,
	2009	2008	2009	2008
Operating earnings (GAAP)	$11,594	$11,911	$8,992	$10,324

Restructuring and exit costs	3,688	617	4,515	841

Operating earnings excluding restructuring and exit costs (non-GAAP)	$15,282	$12,528	$13,507	$11,165

Net earnings (loss) (GAAP)	$3,764	$4,365	$(1,328)	$875

Restructuring and exit costs, net of tax	2,426	443	2,958	599

Net earnings excluding restructuring and exit costs (non-GAAP)	$6,190	$4,808	$1,630	$1,474

Net earnings (loss) per diluted share (GAAP)	$.12	$.14	$(0.04)	$.03

Restructuring and exit costs, net of tax	.08	.02	.09	.02

Net earnings per diluted share excluding restructuring and exit costs (non-GAAP)	$.20	$.16	$.05	$.05

	Three Months Ended May 2, 2009			Three Months Ended May 3, 2008
			Operating			Operating
			Earnings			Earnings
			Excluding			Excluding
			Restructuring			Restructuring
	Operating	Restructuring	and Exit	Operating	Restructuring	and Exit
	Earnings	and Exit	Costs (non-	Earnings	and Exit	Costs (non-
	(GAAP)	Costs	GAAP)	(GAAP)	Costs	GAAP)
Custom Sheet & Rollstock	$4,030	$1,675	$5,705	$7,737	$214	$7,951
Packaging Technologies	9,422	780	10,202	4,857	123	4,980
Color & Specialty Compounds	2,548	919	3,467	4,766	277	5,043
Engineered Products	4,000	25	4,025	3,477	—	3,477
Corporate	(8,406)	289	(8,117)	(8,926)	3	(8,923)

Total	$11,594	$3,688	$15,282	$11,911	$617	$12,528